Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Investment Funds, Inc.:

We consent to the use of our report, incorporated herein by reference, dated June 21, 2006, for the Legg Mason Partners Multiple Discipline Funds All Cap Growth and Value (to be known as Legg Mason Partners All Cap Fund on Febuary 2, 2007), a series of Legg Mason Partners Investment Funds, Inc., as of April 30, 2006, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

January 31, 2007